As filed with the Securities and Exchange Commission on December 18, 2006

Registration No. 333-129911

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IMPLANT SCIENCES CORPORATION

(Exact name of registrant as specified in its Charter)

Massachusetts	04-2837126
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

107 Audubon Road #5
Wakefield, MA 01880
(781) 246-0700
(Address, including zip code, and telephone number, including area code, of principal executive offices)

DR. ANTHONY ARMINI
President and Chief Executive Officer
107 Audubon Road
Wakefield, MA 01880
(781) 246-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:

DAVID SELENGUT, ESQ.
ELLENOFF GROSSMAN & SCHOLE LLP
370 LEXINGTON AVE.
New York, New York  10017
(212) 370-1300 / Facsimile No.:  (212) 370-7889

Approximate date of commencement of proposed sale to the public:  As soon as practicable from time to time after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans,  check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment hereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction ID filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.10 par value, issuable upon conversion of Series D Convertible Redeemable Preferred Stock	949,252	$4.15	$3,939,397	$422
Common stock, $.10 par value	261,233	$3.48	$909,091	$98
Common stock, $.10 par value, issuable upon exercise of common stock purchase warrants	50,000	$10.20	$510,000	$55
Common stock, $.10 par value, issuable upon exercise of common stock purchase warrants	250,000	$3.75	$937,500	$101
Common stock, $.10 par value, issuable upon exercise of common stock purchase warrants	150,000	$4.26	$639,000	$68
Common stock, $.10 par value, issuable as dividends of Series D Convertible Redeemable Preferred Stock	120,000	$4.15	$498,000	$54
TOTAL	1,780,485	$4.17	$7,584,503	$798	(2)

(1)             We are registering a total of 1,780,485 shares of our common stock consisting of:

•                   949,252 shares of our common stock issuable on conversion of our Series D Convertible Redeemable Preferred Stock;

•                   261,233 shares of our common stock issued in conjunction with an amendment to the Series D Convertible Redeemable Preferred Stock

•                   450,000 shares of our common stock issuable upon exercise of common stock purchase warrants; and

•                   120,000 shares of our common stock issuable as dividends on our Series D Convertible Redeemable Preferred Stock.

(2)     Previously paid

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

1,780,485 Shares

Of

IMPLANT SCIENCES CORPORATION

Common Stock

This prospectus relates to the offering for resale of Implant Sciences Corporation common stock.  In this prospectus, the terms “Implant,” the “Company,” “we,” or “us” will each refer to Implant Sciences Corporation. We are a Massachusetts corporation.  Our principal offices are located at 107 Audubon Road, Wakefield, MA 01880, and our telephone number is (781) 246-0700.

This prospectus will be used by the selling stockholder to sell up to 1,780,485 shares of our common stock consisting of: (1) 949,252 shares of our common stock issuable on conversion of our Series D Convertible Redeemable Preferred Stock (the “Series D”), (2) 261,233 shares of our common stock issued in conjunction with an amendment to the Series D, (3) 450,000 shares of our common stock issuable upon exercise of common stock purchase warrants, and (4) 120,000  shares of our common stock issuable as dividends on our Series D Convertible Redeemable Preferred Stock.

The selling stockholder may sell these shares from time to time on the American Stock Exchange, or otherwise.  The selling stockholder may sell the shares of common stock that are part of this offering at: (i) the prevailing market price for the shares at the time the shares are sold; (ii) a price related to the prevailing market price; (iii) a negotiated price; or (iv) prices determined from time to time by the selling stockholder.  See “Plan of Distribution.”  We will not receive any funds from sales of our common stock by the selling stockholder.  If the selling stockholder exercises its warrants in their entirety for cash, we will receive proceeds of approximately $2,086,500 from such exercise.  Our common stock is currently traded on the American Stock Exchange under the symbol “IMX”. On December 15, 2006, the last reported sale price of our common stock was $2.42 per share.

The mailing address and the telephone and facsimile numbers of our executive offices are:

107 Audubon Road, #5
Wakefield, MA 01880
Telephone No: 781-246-0700
Fax: 781-246-3561

Investing in our common stock involves risks.  See “Risk Factors” beginning on Page 1.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this registration statement is truthful or complete.  Any representation to the contrary is a criminal offense.

December 18, 2006

You should rely only on the information contained in this Prospectus or incorporated by reference herein.  Information on our website or the websites of any of our subsidiaries or affiliates, if any, is not incorporated into this Prospectus, and you should not rely on such information.  We have not authorized anyone to provide you with any other information.  This Prospectus may only be used where it is legal to sell these securities.  The information in this Prospectus is accurate only as of the date noted above, regardless of the time of the delivery of this prospectus or of any sale of our common stock.

RISK FACTORS

An investment in us involves a high degree of risk and common stock should not be purchased by anyone who cannot afford the loss of their entire investment.  You should carefully consider all of the following risk factors discussed below as well as other information in the prospectus before purchasing the common stock.  The risks described below are not all of the risks facing us.  Additional risks, including those that are currently not known to us or that we currently deem immaterial, may also impair our business operations.

The Company has received a modified audit opinion on its ability to continue as a going concern.

The audit report our independent registered public accounting firm issued on our audited financial statements for the fiscal year ended June 30, 2006 contains a modification regarding our ability to continue as a going concern. This modification indicates that there is substantial doubt on the part of our independent registered public accounting firm that we can continue as a going concern in that we did not have sufficient cash and liquid assets at June 30, 2006, to cover our operating capital requirements for the next twelve-month period and if sufficient cash cannot be obtained we would have to substantially alter our operations, or we may be forced to discontinue operations.  Such an opinion from our independent registered public accounting firm may limit our ability to access certain types of financing, or may prevent us from obtaining financing on acceptable terms.

We do not operate at a profit and do not expect to be profitable for some time.

During the twelve months ended June 30, 2006, we had a net loss of approximately $7,084,000 and a net loss applicable to common shareholders of approximately $8,173,000. During the three months ended September 30, 2006 we had a net loss of approximately $1,610,000 and a net loss applicable to common shareholders of approximately $1,846,000. We plan to further increase our expenditures to complete the development and commercialization of our new products, to ensure compliance with the Food and Drug ’Administration’s Quality System Regulations and to broaden our sales and marketing capabilities. As a result, we believe that we will likely incur losses over the next several quarters. Our accumulated deficit as of September 30, 2006 is approximately $38,237,000. In addition, we have or will acquire approximately $2,300,000 of capital equipment to maintain our operations. The additional equipment, for the most part, has or will be financed with long term leases.

Management believes that our existing cash resources, cash from operations and availability on our revolving line of credit will meet working capital requirements over the next twelve months.  However, unanticipated decreases in operating revenues, unanticipated decreases in the market value of our common stock, delays in government funding of grants, increases in expenses or further delays in product development may adversely impact our cash position and require further cost reductions.  No assurance can be given that we will be able to operate profitably on a consistent basis.

We are experiencing rapid growth that could strain our managerial and other resources.

Part of our growth has come through the acquisition of two separate businesses. In October 2004, we acquired Core Systems, Inc, and in March 2005, we acquired Accurel Systems International Corporation.   There can be no assurances that either of these acquisitions will be accretive and profitable to us as a whole.

We may make additional acquisitions of complementary medical and homeland security manufacturing services providers that bring desired capabilities, customers or geographic coverage and either strengthen our position in our target markets or provide us with a presence in a new market. Although we are not currently negotiating with any additional acquisition targets, it is possible that we will consider additional potential acquisitions in the future. The risks we may encounter in pursuing these acquisitions, if any, include expenses associated with, and difficulties in identifying, potential targets, costs associated with acquisitions we ultimately are unable to complete and higher prices for acquired companies due to competition for attractive targets. Completing acquisitions also may result in dilution to our existing stockholders and may require us to seek additional capital, if available, including increasing our indebtedness.

Once acquired, the successful integration and operation of a business requires communication and cooperation among key managers, the transition of customer relationships, the management of ongoing projects of acquired companies and the management of new projects across previously independent facilities.

Customer satisfaction or performance problems with an acquired company could also harm our reputation as a whole, and any acquired business could significantly underperform relative to our expectations. For all these reasons, our pursuit of an overall acquisition strategy or any individual completed, pending or future acquisition may adversely affect the realization of our strategic goals.

                In addition, while we anticipate cost savings, operating efficiencies and other synergies as a result of our acquisitions, the consolidation of functions and the integration of departments, systems and procedures present significant management challenges.

The acquisition of new operations can also introduce new types of risks to our business. For example, new acquisitions may require greater effort to address United States Food and Drug Administration regulations, United States Department of Homeland Security regulations, United States Department of Defense regulations or similar foreign regulations.

Potential undisclosed liabilities associated with acquisitions which could harm our business.

We conducted due diligence in connection with each of our acquisitions.  In connection with any of our acquisitions, there may be liabilities that we fail to discover or that we inadequately assess in our due diligence efforts.  In particular,  to the  extent  that prior  owners of any  acquired  businesses  or properties  failed to  comply  with or  otherwise  violated  applicable  laws or regulations,  or failed to fulfill  their  contractual  obligations to their  customers or suppliers,  we, as the  successor  owner,  may be financially  responsible  for  these  violations  and  failures  and may  suffer reputational  harm or  otherwise  be adversely  affected.  The discovery of any material liabilities associated with our acquisitions could harm our business and results of operations.

Intense competition and rapid technological change could harm our financial performance.

The medical device industry is characterized by rapidly evolving technology and intense competition.  In our radioactive products, such as prostate seed implants and radioactive brachytherapy devices, we compete with many other companies selling similar products with certain of such companies serving substantially the entire radioactive prostate seed market.  In our semiconductor market we compete with many companies, including companies that have in-house capabilities to implant, diagnose and repair their own wafers.  In our explosives detection equipment market, we compete with many companies, including companies that have substantially greater capital resources, greater research and development, manufacturing and marketing resources and experience and greater name recognition than we do. In addition, we expect new entrants into our markets.  There can be no assurance that our competitors will not succeed in developing or marketing technologies and products that are more effective than our products or that would render our products obsolete or noncompetitive. Moreover, there can be no assurance that we will be able to price our products and services at or below the prices of competing products and technologies in order to facilitate market acceptance. In addition, new procedures and medications could be developed that replace or reduce the importance of procedures that use our products. Accordingly, our success will depend, in part, on our ability to respond quickly to medical and technological changes through the development and introduction of new products and enhancements. Product development involves a high degree of risk, and there can be no assurance that our new product development efforts will result in any commercially successful products. Our failure to compete or respond to technological change in an effective manner would have a material adverse effect on our business and results of operations.

Our medical products and technologies may not be accepted by the medical community which could harm our financial performance.

There can be no assurance that our radioactive prostate seeds, brachytherapy sources, orthopedic implant coatings, or radiopaque coatings will achieve acceptance, or continue to receive acceptance, by the medical community and market acceptance generally. The degree of market acceptance for our products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community and among health care payers of the clinical safety, efficacy and cost effectiveness of our products. Certain of the medical indications that can be treated by our devices or devices treated using our coatings can also be treated by other medical procedures. Decisions to purchase our products will primarily be influenced by members of the medical community, who will have the choice of recommending medical treatments, such as radiotherapeutic seeds, or the more traditional alternatives, such as surgery and external beam radiation therapy. Many alternative treatments currently are widely accepted in the medical community and have a long history of use. There can be no assurance that our devices or technologies will be able to replace such established treatments or that physicians, health care payers, patients or the medical community in general will accept and utilize our devices or any other medical products that may be developed or treated by us even if regulatory and reimbursement approvals are obtained. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. Failure of our products and technologies to gain market acceptance would have a material adverse effect on our business and results of operations.

Our explosives detection products and technologies may not be accepted by government agencies, airports or airlines which could harm our future financial performance.

There can be no assurance that our explosives detection systems will achieve acceptance by the domestic and international airports, government agencies and airlines, and market acceptance generally. The degree of market acceptance for our explosives detection products and services will also depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration of the ability of our proposed device to detect trace explosives residues on personnel, baggage and other cargo prior to embarking on aircraft. Our failure to commercially develop our product to compete successfully with respect to throughput, the ability to scan personnel, baggage and other cargo carried onto airlines, and portability could delay, limit or prevent market acceptance. Moreover, the market for explosives detection systems technology, especially trace detection technology, is largely undeveloped, and we believe that the overall demand for explosives detection systems technology will depend significantly upon public perception of the risk of terrorist attacks. There can be no assurance that the public will perceive the threat of terrorist bombings to be substantial or that the airline industry and governmental agencies will actively pursue explosives detection systems technology. Long-term market acceptance of our products and services will depend, in part, on the capabilities, operating features and price of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance, if the currently developed prototype product is brought to a commercial product, that we will be able to achieve market penetration, revenue growth or profitability.

Our future profitability depends on whether our products can successfully compete in the commercial marketplace.

We currently market radioactive prostate seeds.  We also provide ion implantation services for ion implantation of semiconductors and medical devices.  We also provide diagnostic services on semiconductor wafers.  We plan to market radiopaque coatings, and explosive detection systems that may require substantial further investment in research, product development, preclinical and clinical testing and governmental regulatory approvals prior to being marketed and sold. Our ability to increase revenues and achieve profitability and positive cash flow will depend, in part, on our ability to complete such product development efforts, obtain such regulatory approvals, and establish manufacturing and marketing programs and gain market acceptance for such proposed products.

The market for explosive detection systems is intensely competitive and is characterized by continuously developing technology and frequent introductions of new products and features. We expect competition to increase as other companies introduce additional and more competitive products in the explosive detection systems market as we develop the capabilities and enhancements of our trace detection systems. Each of our competitors may have substantially greater financial resources than us.

We believe that our ability to compete in the explosive detection systems market is based upon such factors as: product performance, functionality, quality and features; quality of customer support services, documentation and training; and the capability of the technology to appeal to broader applications beyond the inspection of passengers, baggage, and cargo carried on airlines. Although we believe that our currently developed product has all of the capabilities to meet the United States government’s decree that all passengers, baggage, and cargo carried on airlines must be screened thoroughly, certain of our competitors may have an advantage over our existing technology with respect to these factors. There can be no assurance that we will be successful in convincing potential customers that our products will be superior to other systems given all of the necessary performance criteria, that new systems with comparable or greater performance, lower price and faster or equivalent throughput will not be introduced, or that, if such products are introduced, customers will not delay or cancel potential orders for us yet to be commercialized system. Further, there can be no assurance that we will be able to bring to commercialization and further enhance our product to better compete on the basis of cost, throughput, accommodation of detection of passengers, baggage or other cargo carried onto airlines, or that we will otherwise be able to compete successfully with existing or new competitors.

Our product development efforts are subject to the risks inherent in the development of such products. These risks include the possibility that development costs will be much greater than currently anticipated, that our products will be found to be ineffective or unsafe, or will otherwise fail to receive necessary regulatory approvals; that the products will be difficult to manufacture on a large scale or be uneconomical to market; that the proprietary rights of third parties will interfere with our product development; or that third parties will market superior or equivalent products which achieve greater market acceptance. Furthermore, there can be no assurance that we will be able to conduct our product development efforts within the time frames currently anticipated or that such efforts will be completed successfully.

The Company has commenced an arbitration against the former owners of Accurel Systems International, Inc.

In March 2006, the Company commenced an arbitration under the Rules of the American Arbitration Association against Respondents Majid Ghafghaichi (“Majid”) and Vahe Sarkissisian (“Vahe”), seeking a total of $3,994,000 for indemnification of various losses, as defined in, and expressly allowed pursuant to, a Stock Purchase Agreement dated March 9, 2005, between the Company, as the purchaser, Accurel Systems International Corporation (“Accurel), and  Majid and Vahe, as the sellers of 100% of the issued and outstanding shares of Accurel stock.

There are four claims asserted by the Company against Respondents: (1) Damages of $3.4 million resulting from misrepresentations concerning the loss of business from a key Accurel customer; (2) unauthorized withdrawals in the amount of approximately $276,000 from Accurel by the Respondents prior to the closing; (3) approximately $49,000 of disallowed transaction expenses that the Respondents improperly received; and (4) undisclosed net liabilities totaling approximately $269,000.

Respondents have asserted counterclaims seeking an aggregate amount in excess of $1,750,000, based on an allegedly late payment to Respondents of Company stock and a Secured Promissory Note as part of the consideration for their sale of Accurel stock.

Should the Company be unsuccessful in prosecuting its lawsuit or defending itself against the counterclaims, it could have a material adverse effect on our business and results of operations.

There are risks relating to our Development, Distribution and Manufacturing Agreement with Rapiscan Systems, Inc.

In March of 2005, we entered into a Development, Distribution and Manufacturing Agreement (the “Agreement”) with Rapiscan Systems, Inc. (“Rapiscan”). Under the terms of this agreement, we gave Rapiscan the exclusive worldwide rights to market our Quantum SnifferTM portable and benchtop trace detection devices under their private label. We also agreed to give Rapiscan the exclusive worldwide rights to distribute certain other new security products which we may develop in the future with their funding, as well as rights, in some circumstances, to manufacture certain components of the Quantum SnifferTM portable and benchtop trace detection devices.

In March 2006, the Company brought suit against Rapiscan and its parent, OSI Systems, Inc. The Company is requesting rescission of the Agreement, for lack of performance and other grounds or in the alternative, termination of the Agreement due to material breaches of contract and implied covenant of good faith and fair dealing and for damages. Should the Company be unsuccessful in prosecuting its lawsuit, it could have a material adverse effect on our business and results of operations.

In March 2006, the Company received notice that Rapiscan filed a complaint against the Company regarding the Agreement. Rapiscan’s complaint is based upon claims of breach of contract, breach of warranty and tortuous interference with contractual relations and is requesting a decree for specific performance, declaratory relief and injunctive relief. Should the Company be unsuccessful in defending itself in the lawsuit, it could have a material adverse effect on our business and results of operations

In August 2006, as a result of motions made by both parties, the two lawsuits have been consolidated in the United States District Court for the Central District of California with the Company as plaintiff. Presently, discovery is in process. Rapiscan and OSI have filed a motion to dismiss certain of the Company’s claims. The Company has not yet responded to the motion. It is expected that the Court will hear and rule on the motion in October 2006.

Should the Company be unsuccessful in prosecuting this matter, it may have a material adverse effect on its business and results of operations.

We own patents, trade secrets and other intellectual property and know-how that we believe allows us to compete effectively. Limitations on our ability to protect our intellectual property or continue to use our intellectual property could harm our financial performance.

Our ability to compete effectively will depend, to a significant extent, on our ability to operate without infringing the intellectual property rights of others. Many participants in the medical device area aggressively seek patent protection and have increasing numbers of patents, and have frequently demonstrated a readiness to commence litigation based on patent infringement. Third parties may assert exclusive patent rights to technologies that are important to us.

Our success will depend on our ability to obtain new patents and operate without infringing on the proprietary rights of others.

Although we have seventeen (17) United States patents issued and nine (9) United States patent applications pending for our technology and processes, our success will depend, in part, on our ability to obtain the patents applied for and maintain trade secret protection for our technology and operate without infringing on the proprietary rights of third parties. The validity and breadth of claims in medical technology patents involve complex legal and factual questions and, therefore, may be highly uncertain. No assurance can be given that any pending patent applications or any future patent application will issue as patents, that the scope of any patent protection obtained will be sufficient to exclude competitors or provide competitive advantages to us, that any of our patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by us.

Furthermore, there can be no assurance that others have not or will not develop similar products, duplicate any of our products or design around any patents issued or that may be issued in the future to us. In addition, whether or not patents are issued to us, others may hold or receive patents which contain claims having a scope that covers products or processes developed by us.

Moreover, there can be no assurances that patents issued to us will not be challenged, invalidated or circumvented or that the rights thereunder will provide any competitive advantage. We could incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted to third parties. Patents and patent applications in the United States may be subject to interference proceedings brought by the

United States Patent & Trademark Office, or to opposition proceedings initiated in a foreign patent office by third parties. We may incur significant costs defending such proceedings. In addition, we may be required to obtain licenses to patents or proprietary rights from third parties. There can be no assurance that such licenses will be available on acceptable terms if at all. If we do not obtain required licenses, we could encounter delays in product development or find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

We also rely on unpatented proprietary technology, trade secrets and know-how and no assurance can be given that others will not independently develop substantially equivalent proprietary information, techniques or processes, that such technology or know-how will not be disclosed or that we can meaningfully protect our rights to such unpatented proprietary technology, trade secrets, or know-how. Although we have entered into non-disclosure agreements with our employees and consultants, there can be no assurance that such non-disclosure agreements will provide adequate protection for our trade secrets or other proprietary know-how.

If we are not successful in managing our future growth, our business will suffer.

We have limited experience in the commercial production of explosives detection systems. Our future success will depend upon, among other factors, our ability to recruit, hire, train and retain highly educated, skilled and experienced management and technical personnel, to generate capital from operations, to scale-up our manufacturing process and expand our facilities and to manage the effects of growth on all aspects of our business, including research, development, manufacturing, distribution, sales and marketing, administration and finance. Our failure to identify and exploit new product and service opportunities, attract or retain necessary personnel, generate adequate revenues or conduct our expansion or manage growth effectively could have a material adverse effect on our business and results of operations.

Our medical device products and services are subject to extensive government regulation. If we fail to obtain or are delayed in obtaining the approval of the necessary federal and state government agencies, our business could be materially affected.

The manufacture and sale of our medical device products and services are subject to extensive regulation principally by the Food and Drug Administration in the United States and corresponding foreign regulatory agencies in each country in which we sell our products. These regulations affect product approvals, product standards, packaging requirements, design requirements, manufacturing and quality assurance, labeling, import restrictions, tariffs and other tax requirements. Securing Food and Drug Administration authorizations and approvals requires submission of extensive clinical data and supporting information. In most instances, the manufacturers or licensees of medical devices that are treated by us will be responsible for securing regulatory approval for medical devices incorporating our technology. However, we plan on preparing and maintaining Device Master Files which may be accessed by the Food and Drug Administration. There can be no assurance that our medical device manufacturers or licensees will be able to obtain regulatory clearance or approval for devices incorporating our technology on a timely basis, or at all. Regulatory clearance or approvals, if granted, may include significant limitations of the indicated uses for which the product may be marketed. In addition, product clearance or approval could be withdrawn for failure to comply with regulatory standards or the occurrence of unforeseen problems following initial marketing. Changes in existing regulations or adoption of new governmental regulations or policies could prevent or delay regulatory approval of products incorporating our technology or subject us to additional regulation.

In addition to Food and Drug Administration regulation, certain of our activities are regulated by, and require approvals from, other federal and state agencies. The use, management, transportation, and disposal of certain materials and wastes are subject to regulation by several federal and state agencies depending on the nature of the materials or waste material. Certain toxic chemicals and products containing toxic chemicals may require special reporting to the United States Environmental Protection Agency and/or its state counterparts. Our future operations may require additional approvals from federal and/or state environmental agencies. There can be no assurance that we will be able to obtain necessary government approvals, or that we will be able to operate with the conditions that may be attached to future regulatory approvals. Moreover, there can be no assurance that we will be able to maintain previously-obtained approvals. While it is our policy to comply with applicable regulations, failure to comply with existing or future regulatory requirements and failure to obtain or maintain necessary approvals could have a material adverse effect on our business, financial condition, and results of operations.

Failure or delay of our medical device manufacturers in obtaining Food and Drug Administration and other necessary regulatory clearance or approval, the loss of previously obtained clearance or approvals, as well as failure to comply with other existing or future regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

Because certain of our products utilize radiation sources, their manufacture, distribution, transportation, import/export, use and disposal will also be subject to federal, state and/or local laws and regulations relating to the use, handling, procurement and storage of radioactive materials. We must also comply with United States Department of Transportation regulations on the labeling and packaging requirements for shipment of radiation sources to hospitals or other users of our products. We expect that there will be comparable regulatory requirements and/or approvals in markets outside the United States. If any of the foregoing approvals are significantly delayed or not obtained, our business could be materially adversely affected.

Our research and manufacturing activities involve the use of hazardous materials. Any liability resulting from the misuse of such hazardous materials could adversely affect our business.

Our research and manufacturing activities sometimes involve the use of various hazardous materials. Although we believe that our safety procedures for handling, manufacturing, distributing, transporting and disposing of such materials comply with the standards for protection of human health, safety, and the environment, prescribed by local, state, federal and international regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. Nor can we eliminate the risk that one or more of our hazardous material or hazardous waste handlers may cause contamination for which, under laws imposing strict liability, we could be held liable. While we currently maintain insurance in amounts which we believe are appropriate in light of the risk of accident, we could be held liable for any damages that might result from any such event. Any such liability could exceed our insurance and available resources and could have a material adverse effect on our business and results of operations.

We depend on third party reimbursement to our customers for market acceptance of our medical products. If third party payors fail to provide appropriate levels of reimbursement for our products, our profitability would be adversely affected.

Medicare, Medicaid and other government insurance programs, as well as private insurance reimbursement programs greatly affect suppliers of health care products. Several of the products being developed, produced or processed by us, including our orthopedic implants, prostate seeds, and interventional cardiology instruments and devices, are currently being reimbursed by third party payers. Our customers rely on third-party reimbursements to cover all or part of the costs of most of the procedures in which our products are used. Third party payers (including health maintenance organizations) may affect the pricing or relative attractiveness of our products by regulating the maximum amount of reimbursement provided by such payers to the physicians, hospitals and clinics using our devices, or by taking the position that such reimbursement is not available at all. The amounts of reimbursement by third party payers in those states that do provide reimbursement vary considerably.

Alternatively, a diagnostic-related group may be assigned that does not reflect the costs associated with the use of our devices or devices treated using our services, resulting in limited reimbursement. If, for any reason, the cost of using our products or services was not to be reimbursed by third party payers, our ability to sell our products and services would be materially adversely affected. In the international market, reimbursement by private third party medical insurance providers and governmental insurers and providers varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third party governmental reimbursement.

Product liability claims could damage our reputation and hurt our financial results.

To date no product liability claims have been asserted against us; however, the testing, marketing and sale of implantable devices and materials entail an inherent risk that product liability claims will be asserted against us, if the use of our devices is alleged to have adverse effects on a patient, including exacerbation of a patient’s condition, further injury, or death. A product liability claim or a product recall could have a material adverse effect on our business. Certain of our devices are designed to be used in treatments of diseases where there is a high risk of serious medical complications or death.

Although we have obtained product liability insurance coverage on our medical products, there can be no assurance that in the future we will be able to obtain such coverage on acceptable terms or that insurance will provide adequate coverage against any or all potential claims. Furthermore there can be no assurance that we will avoid significant product liability claims and the attendant adverse publicity. Any product liability claim or other claim with respect to underinsured liabilities could have a material adverse effect on our business and results of operations.

If our suppliers cannot provide the components or services we require, our ability to manufacture our products could be harmed.

We rely on a limited number of suppliers to provide materials and services used to manufacture our products. If we cannot obtain adequate quantities of necessary materials and services from our suppliers, there can be no assurance that we would be able to access alternative sources of supply within a reasonable period of time or at commercially reasonable rates. Moreover, in order to maintain our relationship with major suppliers, we may be required to enter into preferred supplier agreements that will increase the cost of materials obtained from such suppliers, thereby also increasing the prices of our products. The limited sources, the unavailability of adequate quantities, the inability to develop alternative sources, a reduction or interruption in supply or a significant increase in the price of raw materials or services could have a material adverse effect on our business and results of operations.

If our contract manufacturer cannot provide the services we require, our ability to manufacture our products could be harmed.

We rely on a single contract manufacturer to provide manufacturing services for our explosives detection products.  If these services become unavailable, we would be required to identify and enter into an agreement with a new contract manufacturer or take the manufacturing in house.  The loss of our contract manufacturer could significantly disrupt production as well as increase the cost of production, thereby also increasing the prices of our products.  These changes could have a material adverse effect on our business and results of operations.

If we were to lose the services of either our president or our chief scientist, our business would be adversely affected.

We are substantially dependent, for the foreseeable future, upon our Chairman of the Board, President and Chief Executive Officer, Dr. Anthony J. Armini and our Vice President and Chief Scientist, Dr. Stephen N. Bunker, both of whom currently devote their full time and efforts to management. We have entered into an employment agreement with each of these officers. If we were to lose the services of Dr. Armini or Dr. Bunker for any significant period of time, our business would be materially adversely affected.

If we cannot attract and retain the management, sales and other personnel we need, we will not be successful.

There is intense competition for qualified personnel in the high technology field, and there can be no assurance that we will be able to continue to attract and retain qualified personnel necessary for the development of our business. The loss of the services of existing personnel as well as the failure to recruit additional qualified scientific, technical and managerial personnel in a timely manner would be detrimental to our anticipated growth and expansion into areas and activities requiring additional expertise such as marketing. The failure to attract and retain such personnel could adversely affect our business and results of operations.

If we are unable to complete our assessments as to the adequacy of our internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our common stock.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting in their annual reports on Form 10-K. This report is required to contain an assessment by management of the effectiveness of such company’s internal controls over financial reporting. In addition, the independent registered public accounting firm auditing a public company’s financial statements must attest to and report on management’s assessment of the effectiveness of the company’s internal controls over financial reporting. While we will begin to   develop the necessary documentation and testing procedures required by Section 404, there is a risk that we will not comply with all of the requirements imposed by Section 404. If we fail to implement required new or improved controls, we may be unable to comply with the requirements of Section 404 in a timely manner. This could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations.

In our report on Form 10-K for the year ended June 30, 2006, our independent auditors have reported to our Audit Committee certain matters involving internal controls that our independent auditors considered to be a “significant deficiency.” A significant deficiency is a control deficiency or combination of control deficiencies, that adversely affects the company’s ability to initiate, authorize, record, process, or report external financial data reliably in accordance with generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company’s annual or interim financial statements that is more than inconsequential will not be prevented or detected.

The reportable condition related primarily to the closing and financial reporting process.  Management is confident that our financial statements for the year ended June 30, 2006 fairly present, in all material respects, our financial condition and results of operations.

The reportable condition has been discussed in detail among management, our Audit Committee and our independent auditors, and we are committed to addressing and resolving these matters fully and promptly, by putting in place the personnel, processes, technology and other resources appropriate to support our financial close processes. As part of this commitment, beginning in the second quarter of our fiscal year ended June 30, 2007, we intend to use the services of an outside consultant to evaluate our closing and financial reporting process and make recommendations to management to improve these processes.

We cannot assure you that we will successfully address the issues raised by our independent auditors above.  If we are unable to do so, and a misstatement, error or fraud is committed and remains undetected, we may suffer a material adverse effect to our results of operations.

Our quarterly results may fluctuate significantly, which could adversely affect our stock price.

We believe that our operating results may be subject to substantial quarterly fluctuations due to several factors, some of which are outside our control, including fluctuating market demand for, and declines in the average selling price of our products, the timing of significant orders from customers, delays in the introduction of new or improved products, delays in obtaining customer acceptance of new or changed products, the cost and availability of raw materials, and general economic conditions. We plan to further increase our expenditures to complete development and commercialization of our new products, to increase our manufacturing capacity, to ensure compliance with the Food and Drug Administration’s Quality Systems Regulations and to broaden our sales and marketing capabilities. A substantial portion of our revenue in any quarter historically has been derived from orders booked in that quarter, and historically, backlog has not been a meaningful indicator of revenues for a particular period. Accordingly, our sales expectations currently are based almost entirely on our internal estimates of future demand and not from firm customer orders.

We will be required to redeem the Series D Preferred for cash if the five day average market price of our common stock, prior to a redemption date, is less than 110% of the fixed conversion price.

We will be required to redeem the Series D Preferred for cash if the following conditions are not met:  (1) the shares must be issued pursuant to an effective registration statement, (2) the average closing market price of the common stock for the five trading days immediately preceding a payment date must exceed the fixed conversion price of $4.15 by 110% and no one day’s closing price may be less than the fixed conversion price, and (3) the conversion dollar value may not exceed the aggregate of the prior 22 trading days’ dollar volume.  We cannot be certain that we will be able to redeem the monthly payment in shares of common stock on a redemption date given the fixed conversion price of the preferred stock and the associated market price of the common stock on a redemption date.  If we are required to redeem monthly payments in cash, this will reduce our working capital necessary for our operations.  Failure of our ability to convert preferred shares into common shares will have a material adverse affect on our cash resources.  We may be required to reduce or curtail certain operations and research and development projects to improve our cash resources.  As of December 15, 2006 the closing price of our common stock was $2.42 per share.

The company may have liability in connection with its recent securities transactions.

We amended the Series D financing terms with Laurus Master Fund in May 2006, while the Registration Statement on Form S-3 was on file with the SEC but had not yet been declared effective.  This may have been a violation of Section 5 of the Securities Act and may provide Laurus with rescission rights.  Although Laurus has been offered rescission and has declined to rescind such transaction, there is a possibility that such transaction could be reversed and the consideration received by us may have to be repaid.  Because we have made redemption payments to Laurus in accordance with the terms of the Series D, if the transaction was rescinded, we would be required to pay Laurus the aggregate amount of approximately $3,940,000, which would have a material adverse affect upon our business.

If third party credit is unavailable, our working capital could be restricted; restrictions on our ability to raise additional capital under certain circumstances.

Currently, we rely on cash generated from our operations, private equity financing and third party credit for working capital purposes. If such financing is no longer available at acceptable rates, we would be required to reduce or curtail our operations and research and development projects.  This would have a material adverse effect on our business and results of operations.

Further, from March 4, 2005 and for a period 24 months thereafter, we are prohibited from issuing or selling any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of our common stock either:

•                  at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the shares of our common stock at any time after the initial issuance of such debt or equity securities, or

•                  with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for our common stock.

To the extent that these prohibitions affect our ability to raise additional capital from potential future investors, we would be required to reduce or curtail our operations and research and development projects.  This would have a material adverse effect on our business and results of operations.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one year holding period may, under certain circumstances, sell within any three month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitation, by our stockholders that are non-affiliates that have satisfied a two year holding period. Any substantial sale of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have material adverse effect on the market price of our securities.

Because of certain limitation on director/officer liability, our stockholders may have limited rights to recover for breach of fiduciary duty.

As permitted by Massachusetts law, our Restated Articles of Organization limit the liability of our directors for monetary damages for breach of a director’s fiduciary duty except for liability in certain instances. As a result of our charter provision and Massachusetts law, stockholders may have limited rights to recover against directors for breach of fiduciary duty. In addition, our bylaws provide that we shall indemnify our directors, officers, employees and agents if such persons acted in good faith and reasoned that their conduct was in our best interest.

We have no history of paying dividends on our common stock.

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We plan to retain any future earnings to finance growth. If we decide to pay dividends to the holders of our common stock, such dividends may not be paid on a timely basis.

 The anti-takeover provisions of our Restated Articles of Organization and of the Massachusetts corporation law may delay, defer or prevent a change of control.

Our board of directors has the authority to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges and restrictions, including voting rights, of those shares without any further vote or action by our stockholders. The rights of the holders of common stock will be subject to, and may be harmed by, the rights of the holders of any shares of preferred stock that may be issued in the future. The issuance of preferred stock may delay, defer or prevent a change in control because the terms of any issued preferred stock could potentially prohibit our consummation of any acquisition, reorganization, sale of substantially all of our assets, liquidation or other extraordinary corporate transaction, without the approval of the holders of the outstanding shares of preferred stock. In addition, the issuance of preferred stock could have a dilutive effect on our stockholders.

Our stockholders must give substantial advance notice prior to the relevant meeting to nominate a candidate for director or present a proposal to our stockholders at a meeting. These notice requirements could inhibit a takeover by delaying stockholder action.

FORWARD-LOOKING INFORMATION

Some of the information in this prospectus, or incorporated by reference into this prospectus, contains forward-looking statements that involve substantial risks and uncertainties.  Any statement in this prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”.  Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal”, and similar words, we intend to identify statements and expressions that may be forward-looking statements.  We believe it is important to communicate certain of our expectations to our investors.  Forward-looking statements are not guarantees of future performance.  They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements.  Many factors are beyond our ability to control or predict.  You are accordingly cautioned not to place undue reliance on such forward-looking statements.  We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise.

THE OFFERING

This registration statement relates to the resale of shares of our common stock issued and issuable to a selling stockholder, as well as the issuance of common stock purchase warrants that are exercisable into shares of our common stock.  Specifically, the shares of our common stock included in this offering consist of :

949,252 shares of our common stock issuable on conversion of our Series D Convertible Redeemable Preferred Stock;

261,233 shares of our common stock issued as partial repayment of our Series D Convertible Redeemable Preferred Stock;

450,000 shares of our common stock issuable upon exercise of common stock purchase warrants;

120,000 shares of our common stock issuable as dividends on our Series D Convertible Redeemable Preferred Stock.

USE OF PROCEEDS

All of the shares of common stock offered by this prospectus are being offered by the selling stockholder. If all of the 450,000 warrants are exercised by the selling stockholder, we would receive proceeds of approximately $2,086,500. We will not receive any additional proceeds from the sale of shares by the selling stockholder. For information about the selling stockholder, see “Selling Stockholder.”

SELLING STOCKHOLDER

On July 6, 2005, the Company executed a $3.0 million secured term note payable to Laurus Master Fund, Ltd. (“Laurus”). The Company received $3,000,000 in gross proceeds, less a management fee of $135,000 and related transaction costs of approximately $32,000. The term note was collateralized by substantially all of the Company’s assets, had a 4-month term and bore interest at a rate equal to the prime rate plus one percent (1%). In connection with the financing, on September 30, 2005, the Company issued Laurus a warrant to purchase up to 250,000 shares of the Company’s common stock at a price equal to $3.75 per share. The warrants were valued using the Black Scholes model and the following assumptions: volatility of 67%, expected life of 5 years and a risk free interest rate of 3.77%. Net proceeds from the financing were used for increasing the capacity of the Quantum Sniffer™ production line, increasing unit inventories and the repayment of certain indebtedness due and owed by the Company to the former shareholders of Accurel in connection with the acquisition of this wholly-owned subsidiary.

On September 30, 2005, the Company issued 500,000 shares of Series D Redeemable Convertible

Preferred Stock (“Series D”) having a stated value of $10 per share, pursuant to a Securities Purchase Agreement with Laurus. The Company received $5,000,000 in gross proceeds, less a management and placement agent fee of approximately $90,000, and related transaction costs of approximately $27,000. The Company utilized the proceeds to repay the $3 million term note with Laurus signed on July 6, 2005. The Series D has a dividend equal to the prime rate plus one percent (1%) (9.25% at June 30, 2006) and provides for redemption over a thirty-six month period pursuant to an amortization schedule. In conjunction with the Series D, the Company also issued to Laurus a warrant to purchase up to 50,000 shares of the Company’s common stock at a price equal to $10.20 per share. The warrants were valued using the Black Scholes model and the following assumptions: volatility of 80%, an expected life 5 years, and a risk free interest rate of 4.12%. Net cash proceeds from this financing were $1,883,000 (which included repayments of $3,000,000 of principal related to the July 6, 2005 term note and $117,000 of issuance costs).

The following table reflects the required redemption of the Series D before the effect of the accrued dividends as of November 30, 2006:

Year ending June 30:	Preferred Stock Monthly Redemption Schedule

2007	$1,061,000
2008	1,818,000
2009	1,060,000
Total	$3,939,000

The monthly redemption of approximately $152,000 plus accrued dividends commences on October 1, 2006. At its option the Company deferred the October redemption to the end of the term. Subject to certain conditions, it is at the Company’s option to pay this amount in cash or in common stock at a fixed conversion price of $4.15 per common share. This fixed conversion price is subject to reset should the Company declare a stock dividend or split, combine the outstanding common stock into a smaller number of shares, or issue, by reclassification of its common stock, any shares or other securities of the Company. The fixed conversion price shall be adjusted proportionately so that the holder of the Series D shall be entitled to receive the kind and number of shares or other securities of the Company which such Laurus would have owned or have been entitled to receive after the happening of any of the events described above, had such shares of Series D Preferred Stock been converted immediately prior to the happening of such event.

The following conditions must be met in order for the Company to be permitted to pay in common stock: (1) the shares must be issued pursuant to an effective registration statement, (2) the average closing market price of the common stock for the five trading days immediately preceding a payment date must exceed the fixed conversion price by 110% and no one day’s closing price may be less than the fixed conversion price, and (3) the conversion dollar value may not exceed the aggregate of the prior 22 trading days’ dollar volume. The dividend rate is subject to a 2% decrease for every 25% the average trading price for the five trading days prior to a repayment date exceeds the fixed conversion price, to a minimum of 0%. In addition, upon notifying the holder, the Company has the option of redeeming any outstanding shares of Series D with cash by paying 130% of the stated value plus accrued interest.

As a condition of closing, the Company and each of its Subsidiaries granted a security interest in their respective assets as well as providing Laurus a right of first refusal on future financing arrangements during the term of the Agreement. In the event Laurus declines to exercise its right of first refusal, it agreed to enter into such documentation as shall be reasonably requested by the Company in order to subordinate its rights under the Series D to the subsequent financier. The registration rights associated with the Agreement state that the Company will use its best efforts to have the registration statement effective within 120 days from closing. In addition, the Company is required to maintain an effective registration statement, and ensure that shares are not suspended from trading. Upon notice from Laurus, should the Company be declared in default of these items and have not cured the default within the prescribed period, the Company may be assessed liquidated damages equal to 1/30th of 0.1% of the outstanding preferred balance, payable in cash, for each day the event has occurred and remains outstanding. However, pursuant to the Agreement, “liquidated damages do not apply should the Securities and Exchange Commission (“SEC”) have an issue with respect to the Holder or with respect to the structure of the transaction.”

In accordance with the provisions of Emerging Issues Task Force (“EITF”) Issue 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company concluded that the Series D contained a conversion feature which should be valued at fair value and be recorded as a liability on the balance sheet. This conversion feature is not considered to be a “conventional preferred” instrument because the Agreement includes certain conditions under which the conversion price may be reset. This condition would suggest that the number of shares to be issued upon conversion is not fixed, which is a requirement of a “conventional preferred” instrument. This conversion feature was also determined to be a liability since it may be required to be repaid in cash, cannot be paid in unregistered shares and has certain penalties. These conditions define the conversion feature as an embedded derivative which must be separated from the host and reported at fair value pursuant to SFAS 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”).

The Series D also contains certain other embedded derivatives which, pursuant to SFAS No. 133, must be bifurcated from the host contract and reported at its fair market value. The first feature includes a dividend rate that is subject to adjustment based on the market price of the Company’s common stock. The second feature, related to potential default provisions, could potentially increase the dividend and redemption price, similar to a default or penalty clause in a debt-like instrument. Although the Company has valued all embedded derivatives of the host contract as one derivative instrument, the Company believes the value of the adjustable dividend rate and the potential default provisions features are immaterial. Management considered a number of factors, including independent appraisals when making this determination. The Company will continue to measure all derivatives at each reporting period as future changes in value may become material.

The conversion feature aggregated to $1,397,000 on September 30, 2005 based on the Black- Scholes valuation model and the following assumptions: volatility 80%, expected life 1.5 years, and a risk free interest rate of 3.96%.  The conversion feature is marked to market at each reporting period with changes flowing through the statement of operations. As of September 30, 2006, the fair value of this conversion feature approximated $1,074,000.    The value of the embedded derivates related to the adjustable dividend rate and the potential default provisions were determined to be immaterial.

The Company valued the Series D at issuance at its residual value of $2,700,000 based on the fair values of the financial instruments issued in connection with this preferred stock financing, including the warrants, the embedded derivative instruments and offering costs. The amounts recorded in the financial statements represent the amounts attributed to the sale of the Series D preferred stock, the amount allocated to warrants of $672,000, the value attributed to the embedded derivatives of $1,397,000 and $271,000 of issuance costs (including $154,000 of unamortized costs of the July 6, 2005 term note). Approximately $40,000 of the warrant value was accounted for as interest expense in the period ended December 31, 2005. The Company is accreting these discounts on the carrying value of the preferred stock to its redemption value at September 1, 2008, or the actual conversion date, whichever is earlier. The accretion of these amounts is being recorded as a preferred dividend in the period of accretion. As of September 30, 2006, $912,000 was amortized. The outstanding balance on the Series D was $4,091,000 at September 30, 2006. At its option the Company deferred the October redemption of $152,000 to the end of the term. The November redemption was paid in cash and the December 2006 payment is currently due.

On May 31, 2006, the Company amended the Series D and the Certificate of Vote of Directors Establishing a Class or Series of Stock. The terms of the amendment permit the Company to defer approximately $455,000 of cash payments, representing the January 2006, February 2006 and March 2006 amortization payments, and to defer the October 2006 amortization payment, should such payment be required in cash, to the mandatory redemption date of September 30, 2008. In consideration, the Company has agreed to the conversion of the April 2006, May 2006, June 2006, July 2006, August 2006 and September 2006 amortization payments into 261,233 shares of common stock of the Company at a conversion price of $3.48 per share, representing a reduction in principal of approximately $909,000, and to reduce the Fixed Conversion Price of the remaining Series D stock from $6.80 per share to $4.15 per share. In addition, Laurus was granted a warrant to purchase 150,000 shares of the Company’s common stock at an exercise price of $4.26 per share. The warrants were valued at $375,000 using the Black Scholes model and the following assumptions: volatility of 79%, an expected life 5 years, and a risk free interest rate of 4.89%. As a result of this amendment, it is estimated that 1,780,485 shares of common stock will be issued through the conversion of the Series D Convertible Redeemable Preferred stock, dividends payable in common stock and the exercise of warrants issued in conjunction with this financing.

Extinguishment of Series D debt instrument at May 31, 2006:

Redemption payments due	$909,000
Unamortized discount of warrants, derivative value of preferred stock conversion and issue costs	266,000
Derivatives related to the preferred stock features	578,000
Subtotal	$1,753,000

Record New Series D debt instrument at May 31, 2006:

Fair value of redemption payments made	$1,011,000
Issuance of 150,000 warrants	375,000
Unamortized discount of warrants, derivative value of preferred stock conversion and issue costs	266,000
Derivatives related to the preferred stock features	1,395,000
Subtotal	$3,047,000

Loss on extinguishment of Series D debt instrument	$1,294,000

The $1,294,000 aggregate loss from these transactions is accounted for as an extinguishment of debt and is included in Other expenses for the year ended June 30, 2006.

Based on the information supplied to us by each selling stockholder, the following table sets forth certain information regarding the approximate number of shares owned by each selling stockholder as of December 1, 2006, and as adjusted to reflect the sale by each selling stockholder of the shares of common stock offered by this prospectus.  In addition, the selling stockholder has not been identified as a broker-dealer; however the selling stockholder has identified itself as an affiliate of a broker-dealer.  The affiliated selling stockholder has stated that the purchased shares are being registered for resale in the ordinary course of business and that at the time of purchase, had no agreements or understandings, directly or indirectly, with any person to distribute the securities and are therefore not underwriters.  Any broker-dealer or any affiliate of a broker-dealer who is deemed to be an underwriter may not avail themselves of sales under Rule 144.

	Shares Beneficially Owned Prior to Offering (1)			Shares Beneficially Owned After Offering (1) (2)
Name	Number	Percent (4)	Number of Shares Offered	Number	Percent (4)

Laurus Master Fund, Ltd	2,075,431	16%	1,780,485	294,946	2%
c/o Ironshore Corporate Services Ltd.
P.O. Box 1234 G.T
Queensgave House
South Church Street
Grand Cayman, Cayman Island (3)

1                     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.  Except as indicated, each person possesses sole voting and investment power with respect to all of the shares of common stock owned by such person, subject to community property laws where applicable.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options and convertible securities held by that person that are currently exercisable, or become exercisable within 60 days of the date of this prospectus are deemed outstanding.  Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.  The information as to each person has been furnished by such person.

2                     Assumes that all shares of common stock offered in this prospectus and otherwise beneficially owned will be sold.

3                     Laurus Master Fund, Ltd. Is managed by Laurus Capital Management, LLC, Eugene Grin and David Grin, through other entities, are the controller principals of Laurus Capital Management, LLC and share sole voting and investment power over the securities owned by the Fund registered in this Registration Statement, as amended.  Includes warrants to purchase:  55,000 shares of our common stock at an exercise price of $6.23, 25,000 shares of our common stock at $6.88 per share; 45,000 shares of our common stock at $8.25 per share; 50,000 shares of our common stock at $8.44 per share; 50,000 shares of our common stock at $10.13 per share; 250,000 shares of our common stock at $3.75 per share; 50,000 shares of our common stock at $10.20 per share; and 150,000 shares of our common stock at an exercise price of $4.26 per share.  In addition, it is estimated that approximately 120,000 shares of common stock may be issued in conjunction with the payment of dividends.

4                     Based on approximately 11,800,811shares of common stock issued and outstanding as of December 1, 2006, plus, for each investor, such numbers of shares of common stock subject to options and convertible securities held by each person that are currently exercisable, or become exercisable within 60 days of the date of this table.  The selling stockholder and we are not making any representation that any shares covered by the prospectus will or will not be offered for sale or resale.  The selling stockholder reserves the right to accept or reject, in whole or in part, any proposed sale of shares.  The shares offered by this prospectus may be offered from time to time by the selling stockholder named above.

Prior Relationships between Selling Stockholder and Us

Other than as a result of ’Laurus’ ownership of shares of our preferred stock, common stock and warrants in private placements on October 7, 2002, August 28, 2003, November 25, 2003 and September 30, 2005, a short term note on July 6, 2005, and amendment to the September 30, 2005 private placement, we are not aware of any material relationship between us and the selling stockholder.

PLAN OF DISTRIBUTION

The Selling Stockholder (the “Selling Stockholder”) of the common stock (“Common Stock”) of Implant Sciences Corporation (the “Company”) and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  The Selling Stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the date of this prospectus;

•                  broker-dealers may agree with the Selling Stockholder to sell a specified number of such shares at a stipulated price per share;

•                  a combination of any such methods of sale;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

•                  any other method permitted pursuant to applicable law.

Selling Stockholders, who are not deemed to be underwriters, may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholder may arrange for other brokers-dealers to participate in sales.  Broker-dealers may receive commissions or discounts from the Selling Stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The Selling Stockholder does not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.

In connection with the sale of our common stock or interests therein, the Selling Stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The Selling Stockholder may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The Selling Stockholder may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholder and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling

Stockholder has informed the Company that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the Common Stock.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares.  The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because the Selling Stockholder may be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  The Selling Stockholder has advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholder.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholder without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution.  In addition, the Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the Selling Stockholder or any other person.  We will make copies of this prospectus available to the Selling Stockholder and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, $0.10 par value per share and 5,000,000 shares of preferred stock, $0.10 par value per share.

Common Stock

Holders of common stock are entitled to one vote per share in all matters to be voted on by the shareholders. Subject to the preferences that may be applicable to any preferred stock then outstanding, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available thereof. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, holders of common stock are entitled to share ratably in all assets remaining after payment of our liabilities and the liquidation preference, if any, of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights and no rights to convert their common stock into any other securities, and there are no redemption or sinking fund provisions with respect to such shares. The rights, preferences and privileges of holders of common stock are subject to, and may be materially adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of common stock are fully paid and non-assessable.

Preferred Stock

Our Articles of Organization authorizes our board of directors to issue preferred stock in one or more series and to determine the voting rights and dividend rights, dividend rates, liquidation preferences, conversion rights, redemption rights, including sinking fund provisions and redemption prices, and other terms and rights of each of these series.

Massachusetts Law

We have more than 200 stockholders, as a result of which we are subject to the provisions of Chapter 110F of the Massachusetts General Laws, an anti-takeover law.  In general, this statute prohibits a publicly held Massachusetts corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person becomes an interested stockholder, unless either (i) prior to that date, the board of directors approved either the business combination or the transaction in which the person became an interested stockholder, (ii) the interested stockholder acquires 90% of the outstanding voting stock of the corporation (excluding shares held by certain affiliates of the corporation) at the time it becomes an interested stockholder or (iii) the business combination is approved by the board of directors and by the holders of two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) voting at a meeting. In general, an “interested stockholder” is a person who owns 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act of 1933, as amended, with respect to the common stock) or more of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and was the owner of 5% (15% in the case of a person eligible to file a Schedule 13G under the Securities Act with respect to the common stock) or more of the outstanding voting stock within the prior three years. A “business combination” includes mergers, consolidations, stock and asset sales, and other transactions with the interested stockholder resulting in a financial benefit (except proportionately as a stockholder of the corporation) to the interested stockholder. We may at any time amend our articles or by-laws to elect not to be governed by Chapter 110F by a vote of the holders of a majority of its voting stock. Such an amendment would not be effective for twelve months and would not apply to a business combination with any person who became an interested stockholder prior to the date of the amendment.

Our by-laws provide that any holder of 10% or more of the outstanding shares of common stock may call a meeting of stockholders.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 Amendment No. 2 we filed with the SEC under the Securities Act of 1933.  This prospectus does not contain all of the information contained in the registration statement.  For further information about us and our common stock, you should read the registration statement and the exhibits filed with the registration statement.  You may read and copy any materials we file with the SEC at the Securities and Exchange Commission’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549.  You can request copies of these documents by writing to the Securities and Exchange Commission and paying a fee for the copying costs.  Please call the Securities and Exchange Commission at 1-800-SEC-0330 for more information about the operation of the public reference rooms.

We file certain documents with the Securities and Exchange Commission electronically and these documents may be inspected and copied at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  We are a reporting company under the Securities Exchange Act of 1934, and consequently, file reports, proxy statements and other information with the Securities and Exchange Commission.  You may read and copy these reports, proxy statements and other information at the Securities and Exchange Commission’s public reference room at the address appearing above.

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with it.  Incorporation by reference means that we can disclose important information to you by referring you to the information we filed with the Securities and Exchange Commission.  The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Securities and Exchange Commission will update and supersede this information.

We incorporate by reference the documents listed below and any future documents we subsequently file with the Securities and Exchange Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, prior to the termination of this offering.

(a)                      Our annual report, filed with the Securities and Exchange Commission on Form 10-K, for the fiscal year ended June 30, 2006 and the Form 10-Q for the quarter ended September 30, 2006,

(b)                     The description of our common stock contained in the registration statement on Form 8-A filed with the Securities and Exchange Commission on April 21, 1999 under section 12 of the Exchange Act, including all amendments and reports subsequently filed for the purpose of updating such description.

You may request and receive, at no cost, copies of these filings by writing or telephoning us at the following address:

Diane J. Ryan
Vice President, Finance
Implant Sciences Corporation
107 Audubon Road #5
Wakefield, MA 01880
(781) 246-0700

DISCLOSURE OF SEC POSITION
ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our amended and restated Articles of Organization and By-Laws provide that we may indemnify our directors and officers, to the fullest extent permitted under Massachusetts law, including in circumstances in which indemnification is otherwise discretionary under Massachusetts law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us, pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

LEGAL MATTERS

Ellenoff Grossman & Schole LLP of 370 Lexington Avenue, New York, New York 10017 will issue an opinion, for us, about the legality and validity of the shares.  Ellenoff Grossman & Schole LLP owns a warrant to purchase 10,000 shares of our common stock.

EXPERTS

The financial statements of our Company, as of and for the year ended June 30, 2006 incorporated by reference in this registration statement on Form S-3 Amendment No. 2, have been audited by UHY LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of our Company, as of and for the year ended June 30, 2005 incorporated by reference in this registration statement on Form S-3 Amendment No. 2, have been audited by BDO Seidman, LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Core Systems Inc, as of November 30, 2003 and September 30, 2004, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the twelve and ten month periods ended November 30, 2003 and September 30, 2004 incorporated in this Registration Statement on Form S-3 Amendment No. 2, by reference were audited by Nation Smith Hermes Diamond APC, an independent registered public accounting firm, as stated in their report dated December 23, 2004 incorporated by reference from Implant Sciences’ Form 8-K/A filed with the Securities and Exchange Commission on December 29, 2004.  Such financial statements have been incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Accurel Systems International Corporation, incorporated in this Registration Statement on Form S-3 Amendment No. 2 by reference to Implant Sciences’ Form 8-K/A filed on April 13, 2005 have been so incorporated in reliance on the report of Ireland San Filippo, LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.         Other Expenses of Issuance and Distribution

The following table sets forth the estimated expenses in connection with the sale of the shares being registered hereby:

SEC registration fee	$798
Printing and engraving	1,000
Accountants’ fees and expenses	10,000
Legal fees	20,000
Miscellaneous	1,202

Total	$33,000

Item 15.         Indemnification of Directors and Officers

Our articles provide that none of our directors shall be personally liable to us or to our stockholder for monetary damages for breach of fiduciary duty as a director, except that the limitation shall not eliminate or limit liability (i) for any breach of the director’s duty of loyalty to us or our stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, dealing with liability for unauthorized distributions and loans to insiders, respectively, or (iv) for any transaction from which the director derived an improper personal benefit.

Our articles and by-laws further provide for the indemnification of our directors and officers to the fullest extent permitted by Section 67 of Chapter 156B of the Massachusetts General Laws, including circumstances in which indemnification is otherwise discretionary.

A principal effect of these provisions is to limit or eliminate the potential liability of our directors for monetary damages arising from breaches of their duty of care, unless the breach involves one of the four exceptions described in (i) through (iv) above. These provisions may also shield directors from liability under federal and state securities laws.

Item 16.         Exhibits

The following are filed as part of this Form S-3/A

Exhibit No.	Ref. No.	Description
3.2	1	By-Laws of the Company

3.3	1	Articles of Amendment to the Articles of Organization of the Company, dated June 9, 1999

3.4	1	Restated Articles of Organization of the Company, dated June 9. 1999

3.5	5	Certificate of Vote of Directors establishing Series A 7% Cumulative Convertible Preferred Stock, dated October 7, 2002

3.6	6	Certificate of Vote of Directors establishing Series B 5% Cumulative Convertible Preferred Stock, dated August 26, 2003

3.7	7	Certificate of Vote of Directors establishing Series C 5% Cumulative Convertible Preferred Stock, dated November 25, 2003.

3.8	19	Certificate of Vote of Directors establishing Series D Convertible Redeemable Preferred Stock, dated September 30, 2005

3.9	20	Form of Amendment to Series D Cumulative Convertible Preferred Stock and Securities Purchase Agreement dated May 31, 2006.

4.1	2	Specimen certificate for the Common Stock of the Company

5.1	22	Opinion of Ellenoff Grossman & Schole, LLP

10.1	1	1992 Stock Option Plan

10.2	1	Form of Stock Option Agreement under the 1992 Stock Option Plan

10.3	1	1998 Incentive and Nonqualified Stock Option Plan

10.4	2	Form of Incentive Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan

10.5	2	Form of Nonqualified Stock Option under the 1998 Incentive and Nonqualified Stock Option Plan

10.6	2	Form of Nonqualified Stock Option for Non-Employee Directors under the 1998 Incentive and Nonqualified Stock Option Plan

10.7	5	Common Stock Purchase Warrant for 55,000 shares issued to Laurus Master Fund, Ltd. Dated October 7, 2002.

10.8	6	Common Stock Purchase Warrant for 70,000 shares issued to Laurus Master Fund, Ltd. Dated August 28, 2003.

10.9	7	Securities Purchase Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd, Dated November 25, 2003.

10.10	7	Security Agreement between Implant Sciences Corporation and Laurus Master Fund, Ltd. Dated November 25, 2003.

10.11	7	Common Stock Purchase Warrant for 100,000 shares issued to Laurus Master Fund, Ltd. Dated November 25, 2003.

10.12	8	Exchange and Venture agreement between Implant Sciences Corporation, CardioTech International, and CorNova, Inc. dated March 5, 2004.

Exhibit No.	Ref. No.	Description
10.13	9	Form of Securities Purchase Agreement between Implant Sciences and certain investors

10.14	9	Form of Warrant dated June, 17, 2004

10.15	9	Form of Additional Investors Rights Agreement dated June 17, 2004 between Implant Sciences and certain investors

10.16	9	Form of Registration Rights Agreement dated June 17, 2004 between Implant Sciences and certain investors

10.17	10	Employment Agreement with Anthony J. Armini, dated June 30, 2004

10.18	11	Agreement and Plan of Merger and Reorganization, dated October 13, 2004, by and among the Company, C Acquisition Corp., Core Systems Incorporated and Donald W. Lindsey.

10.19	12	Securities Purchase Agreements, dated March 4, 2005, by and between the Company and the Purchasers thereunder, with attached schedules.

10.20	12	Form of Common Stock Purchase Warrant, dated March 4, 2005, by the Company in favor of Pacific Wave Partners Limited.

10.21	12	Form of Common Stock Purchase Warrant, dated March 4, 2005, by the Company in favor of the Purchasers.

10.22	12	Form of Additional Investment Right, dated March 4, 2005, by and between the Company in favor of the purchasers.

10.23	12	Registration Rights Agreement, dated March 4, 2005, by and between the Company and the parties thereto.

10.24	13	Stock Purchase Agreement dated March 9, 2005 by and among the Company, Accurel and the Stockholders.

10.25	13	Form of the Secured Promissory Note dated March 9, 2005 made out by the Company in favor of the Stockholders.

10.26	13	Note and Security Agreement dated March 9, 2005, by and among the Company, the Stockholders and the Escrow Agent thereunder.

10.27	13	Holdback and Escrow Agreement dated March 9, 2005, by and among the Company, the Stockholders and the Escrow Agent thereunder.

10.28	14*	Development, Distribution and Manufacturing Agreement dated March 23, 2005 by and between the Company and Rapiscan Systems, Inc.

10.29	16	Form of Business Financing Agreement dated June 1, 2005 between the Company and Bridge Bank, N.A.

10.30	16	Form of Intellectual Property Security Agreement dated June 1, 2005 between Implant Sciences Corporation and Bridge Bank, N.A.

10.31	16	Form of Intellectual Property Security Agreement dated June 1, 2005 between C Acquisition Corp. and Bridge Bank, N.A.

10.32	17	Form of Securities Purchase Agreement, dated as of July 6, 2005, by and between the Company and Laurus Master Fund, Ltd.

Exhibit No.	Ref. No.	Description
10.33	17	Form of Secured Term Note, dated as of July 6, 2005, by the Company in favor of Laurus Master Fund, Ltd.

10.34	17	Form of Subsidiary Guaranty, dated as of July 6, 2005, by the Company in favor of Laurus Master Fund, Ltd.

10.35	17	Form of Common Stock Purchase Warrant, by the Company in favor of Laurus Master Fund, Ltd.

10.36	17	Form of Funds Escrow Agreement

10.37	17	Form of Master Security Agreement

10.38	19	Securities Purchase Agreement by and between the Company and Laurus Master Fund, dated September 30, 2005.

10.39	19	Registration Rights Agreement by and between the Company and Laurus Master Fund, dated September 30, 2005.

10.40	19	Subsidiary Guaranty dated September 30, 2005

10.41	19	Form of Common Stock Purchase Warrant dated September 30, 2005.

10.42	19	Form of Funds Escrow Agreement by and among the Company, Laurus Master Fund and Loeb & Loeb LLP

10.43	19	Form of Master Security Agreement by and among the Company, C-Acquisition Corporation, Accurel Systems and Laurus Master Fund, dated September 30, 2005.

10.44	19	Form of Stock Pledge Agreement by and between the Company and Laurus Master Fund dated September 30, 2005.

10.45	20	Form of Common Stock Purchase Warrant, by the Company in favor of Laurus Master Fund, Ltd. , dated May 31, 2006.

10.46	20	Form of Amendment to Securities Purchase Agreement by and between the Company and Laurus Master Fund dated May 31, 2006.

10.46	21	2000 Incentive and Non-Qualified Stock Option Plan

21.1	18	Subsidiaries of the Company

23.1		Consent of UHY LLP

23.2		Consent of BDO Seidman, LLP

23.3		Consent of Nation Smith Hermes Diamond, APC

23.4		Consent of Ireland San Filippo

1                     Previously filed in the Registration Statement on Form SB-2 (Registration No. 333-64499) filed on September 29, 1998, and is incorporated herein by reference.

2                     Previously filed in Amendment No. 1 to the Registration Statement, filed on December 21, 1998, and is incorporated herein by reference.

3                     Previously filed in Amendment No. 2 to the Registration Statement, filed on February 11, 1999, and is incorporated herein by reference.

5                     Previously filed in the Annual Report on Form 10 KSB for the fiscal year ended June 30, 2002 filed on October 15, 2002 and is incorporated herein by reference

6                     Previously filed in the Annual Report on Form 10 KSB for the fiscal year ended June 30, 2003 filed on September 29, 2003 and is incorporated herein by reference

7                     Previously filed on Form 8-K on December 12, 2003, and is incorporated herein by reference

8                     Previously filed on Form 8-K on March 18, 2004, and is incorporated herein by reference

9                     Previously filed on Form S-3 on July 14, 2004, and is incorporated herein by reference

10               Previously filed in the Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004, and is incorporated herein by reference.

11               Previously filed on Form 8-K on October 19, 2004, and is incorporated herein by reference.

12               Previously filed on Form 8-K or Amendment form Form 8-K on March 9, 2005 and is incorporated herein by reference.

13               Previously filed on Form 8-K on March 11, 2005 and is incorporated herein by reference.

14               Previously filed on an Amendment to Form 8-K on April 7, 2005 and is incorporated herein by reference.

15               Previously filed with this Registration Statement

16               Previously filed on Form 8-K on June 13, 2005 and is incorporated herein by reference

17               Previously filed on Form 8-K on July 14, 2005 and is incorporated herein by reference

18               Previously filed on Form S-3 on August 4, 2005 and is incorporated herein by reference.

19               Previously filed on Form 8-K on October 5, 2005 and is incorporated herein by reference.

20               Previously filed on Form 8-K on June 6, 2006 and is incorporated herein by reference.

21               Previously filed on Form S-8 on December 12, 2003 and is incorporated herein by reference

22               Previously filed on Form S-3 Amendment No. 1 on October 27, 2006 and is incorporated herein by reference.

*                    filed pursuant to a request for confidential treatment

Item 17.         Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

A.           Each prospectus filed by the registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.             Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(b)         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements of filing this Amendment No. 2 to on Form S-3 and authorized this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Wakefield, Massachusetts, on December 18, 2006.

IMPLANT SCIENCES CORPORATION

By:	/s/ A.J. Armini
A.J. Armini, President and CEO

POWER OF ATTORNEY

In accordance with the requirements of the Securities Act of 1933, this Amendment No. 2 to this Registration Statement on Form S-3 has been signed by the following persons in the capacities indicated on December 18, 2006.

Signature	Title	Date

/s/ A. J. Armini	President, Chief Executive Officer	December 18, 2006
A. J. Armini	(Principal Executive Officer) and Director

*	Chief Financial Officer	December 18, 2006
Diane Ryan

*	Secretary/Director	December 18, 2006
Stephen N. Bunker

*	Director	December 18, 2006
Michael Szycher

*	Director	December 18, 2006
David Eisenhaure

*	Director	December 18, 2006
Michael Tunnelle

* By /s/ A.J. Armini
A.J. Armini, Attorney-In-Fact